Exhibit 10.1

APPENDIX A

HEALTH CARE PROPERTY INVESTORS, INC.
2006 PERFORMANCE INCENTIVE PLAN

NON-EMPLOYEE DIRECTORS STOCK-FOR-FEES PROGRAM

1.             Establishment.  The Corporation hereby establishes this Health Care Property Investors, Inc. Non-Employee Directors Stock-for-Fees Program, as set forth herein (this “Program”).  This Program is effective as of July 27, 2006 (the “Effective Date”).  This Program is an Appendix to, and any shares of Common Stock issued under this Program on and after the Effective Date shall be charged against the applicable share limits of, the Health Care Property Investors, Inc. 2006 Performance Incentive Plan (the “Plan”).  Except as otherwise expressly provided herein, the provisions of the Plan shall govern all shares issued pursuant to this Program.  Capitalized terms are defined in the Plan if not defined herein.

2.             Purpose.  The purpose of this Program is to promote the success of the Corporation and the interests of its stockholders by providing members of the Board who are not officers or employees of the Corporation or one of its Subsidiaries (“Non-Employee Directors”) an opportunity to elect to receive their Director Fees (as such term is defined below) in the form of shares of the Corporation’s Common Stock and more closely aligning the interests of Non-Employee Directors and stockholders.

3.     Election to Receive Stock in Lieu of Cash Payment of Fees.

(a)                                  A Non-Employee Director may elect to exchange the right to receive payment of all or a portion of his or her unpaid Director Fees for the right to receive payment of such unpaid fees in the form of shares of the Corporation’s Common Stock.  Such election shall be made by completing the election form attached hereto as Exhibit 1 (or such other form as the Board may prescribe from time to time) (an “Election Form”).  Subject to Section 4, such election shall apply to all Director Fees that would otherwise have been paid (but for such election) in the Corporation’s fiscal quarter that commences after the date the Election Form is filed with and received by the Corporation and continuing for each fiscal quarter through and until the fiscal quarter that commences after such time as the Non-Employee Director files a new Election Form that is received by the Corporation modifying or terminating such prior election.  Unless otherwise approved by the Board, an election by a Non-Employee Director pursuant to this Section 3(a) shall be made only in an open trading window pursuant to the Corporation’s general policies for transactions in the Corporation’s Common Stock applicable to Non-Employee Directors, as those policies are in effect from time to time.  Unless otherwise approved by the Board, a Non-Employee Director should not make more than one election pursuant to this Section 3(a) in any six-month period of time.  (Any Director Fees that the Non-Employee Director elects to receive in the form of shares of the Corporation’s Common Stock pursuant to this Section 3(a) are referred to herein as “Exchanged Fees”).

(b)                                 Upon any Exchange Date (as such term is defined below) that occurs after a Non-Employee Director files an Election Form pursuant to Section 3(a) that is received by the Corporation, the Non-Employee Director shall be entitled to receive a number of shares of the Corporation’s Common Stock determined by dividing (i) the amount of the Exchanged Fees that would otherwise have been paid to the Non-Employee Director (after giving effect to any deferral election pursuant to any deferred compensation program of the Corporation) but for such election during the Corporation’s fiscal quarter last preceding such Exchange Date (and, in the event an Exchange Date did not occur in such preceding fiscal quarter, the amount of such Exchanged Fees that would otherwise have been paid to the Non-Employee Director for all fiscal quarters preceding such fiscal quarter through and including the last preceding fiscal quarter in which an Exchange Date actually occurred), by (ii) the Fair Market Value (as defined below) of a share of the Common Stock as of such Exchange Date, and rounding down to the nearest whole share.  Any fractional amount less than the Fair Market Value of a share of the Common Stock as of such Exchange Date shall be paid in cash.   Any shares of Common Stock acquired by a Non-Employee Director pursuant to this Program shall be fully vested at all times.  As soon as administratively practicable following the Exchange Date, the Corporation shall deliver such shares (and any cash payable with respect to a fractional interest) to the Non-Employee Director.  The Corporation may deliver such shares either by delivering one or more certificates, registered in the name of the Non-Employee Director, for such shares or by entering such shares in the name of the Non-Employee Director in book-entry form, as determined by the Corporation in its discretion.

(c)                                  For purposes of this Program, the following definitions shall apply:

•                                          “Director Fees” shall mean the annual retainer and meeting fees, to the extent otherwise payable in cash, payable to a Non-Employee Director for services as a member of the Board.

•                                          “Exchange Date” shall mean any date on which the Corporation pays an ordinary cash dividend to holders of its Common Stock; provided, however, that in the event the Corporation does not pay any such ordinary cash dividend during January or February of a given year, an Exchange Date shall automatically occur on the last trading day of February of such year.

•                                          “Fair Market Value” with respect to an Exchange Date shall mean the average of the closing prices of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the period of ten (10) trading days ending with the Exchange Date.

4.             Plan Provisions.  The issuance of shares of Common Stock under this Program and any shares so issued shall otherwise be subject to the terms of the Plan (including, without limitation, the provisions of Section 7 and Section 8.1 of the Plan).

5.             Change in Control.  In the event of a Change in Control Event, an Exchange Date shall be deemed to occur on the day preceding such Change in Control Event and any shares of Common Stock deliverable in respect of such Exchange Date shall be delivered prior to consummation of such Change in Control Event.

6.             Termination of Service.  A termination of a Non-Employee Director’s service with the Corporation shall have no effect on the director’s rights as to Common Stock issued or issuable under this Program as to his or her Exchanged Fees for the period in which he or she served as a Non-Employee Director (including any Common Stock issuable in accordance with the terms of this Program with respect to the Exchange Date that coincides with or next follows the date on which he or she ceases to be a Non-Employee Director).

7.             Share Limits.  Shares of Common Stock issued with respect to this Program shall be charged against the Share Limit set forth in Section 4.2 of the Plan.  The Board has determined that the shares issued with respect to this Program are shares issued in respect of “compensation earned but deferred” for purposes of the definition of Full-Value Award as set forth in the Plan and, accordingly, that the shares issued with respect to this Program shall be counted against the Share Limit under Section 4.2 of the Plan on a 1-for-1 basis (as opposed to 2.0 shares for every one share actually issued).  If the number of shares of Common Stock to be issued pursuant to this Program would otherwise exceed the Share Limit, such shares shall be issued on a pro-rata basis to Non-Employee Directors entitled to receive such shares (and any shares otherwise deliverable but for such share limit shall be paid in cash equal to the amount of the Exchanged Fees converted into such shares).

8.             Amendment; Administration.  The Board may at any time amend, modify, suspend or terminate this Program without stockholder approval; provided that no such amendment, modification or suspension shall materially and adversely affect the rights of participants in this Program, without their consent, as to Exchanged Fees for the period ending with the date of such amendment, modification or suspension that have not theretofore been satisfied by the delivery of Common Stock pursuant to this Program.  In the event that the Board terminates this Program, the Board shall either declare that an Exchange Date occurs immediately prior to such termination (and promptly deliver any Common Stock due with respect to such Exchange Date) or return (in cash) the amount of Exchanged Fees for the period beginning on the last preceding Exchange Date.  This Program does not limit the Board’s authority to make other, discretionary award grants to Non-Employee Directors pursuant to the Plan.  The Plan Administrator’s power and authority to construe and interpret the Plan and awards thereunder pursuant to Section 3.1 of the Plan shall extend to this Program and any shares issued hereunder.  As provided in Section 3.2 of the Plan, any action taken by, or inaction of, the Administrator relating or pursuant to this Program and within its authority or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.  The Board shall be the Plan Administrator as to this Program; provided that if at the relevant time the Board has delegated discretionary authority as to establishing director compensation to a committee of the Board, that particular committee shall be the Plan Administrator.

EXHIBIT 1

HEALTH CARE PROPERTY INVESTORS, INC.
NON-EMPLOYEE DIRECTORS STOCK-FOR-FEES PROGRAM
ELECTION FORM

Director:  __________________________________________________________________
                                (Print Full Name)

I, the Director named above, hereby make the election set forth below pursuant to the Health Care Property Investors, Inc. Non-Employee Directors Stock-for-Fees Program (the “Program”) adopted under the Health Care Property Investors, Inc. 2006 Performance Incentive Plan (the “Plan”).  I understand that my election will apply to all of my Director Fees (as such term is defined in the Program) that would otherwise be paid commencing with the fiscal quarter after this election is received by Health Care Property Investors, Inc. (the “Company”) until I file a new Program election with the Company that become effective pursuant to the terms of the Plan.

Election

Check one of the following options to indicate whether you wish to receive your Director Fees in the form of cash payments or shares of the Company’s common stock.  Please note that your “Director Fees” is the amount of annual retainer and meeting fees, to the extent otherwise payable in cash, payable for your services as a member of the Company’s board of directors.

If you choose not to receive any portion of your Director Fees in the form of stock pursuant to the Program, you do not need to return this form - your Director Fees will be paid to you all in cash.  If you previously made a Program election to receive stock and you want to cancel or change that election as to Director Fees payable to you commencing with the fiscal quarter after your new election is received by the Company, make your new election below and return this form to the Company.  Elections may be made only during open trading windows pursuant to the Company’s trading policies applicable to directors.

I hereby make the following election with respect to my Director Fees:

☐  _____                           All cash.  I elect to receive my Director Fees in the form of cash payments.

☐  _____                           All stock, or part stock and part cash.  I elect to receive          % of my Director Fees (maximum 100%) in the form of shares of the Company’s common stock.  I understand that, in lieu of cash payment of this amount, I will receive a number of shares of common stock determined in accordance with the Program.  In general, shares will generally be delivered promptly following each date that the Company pays a cash dividend.

Your Director Fees will be determined after giving effect to any deferral election that you may have made (that is, if you elect to defer payment of your directors fees, the portion of your fees that you may elect to convert into Common Stock under the Program will first be reduced by the amount of the fees that you have elected to defer).  The Program is not a deferred compensation plan - you will realize ordinary income at the time shares are delivered to you with respect to the Program.  The ordinary income will be based on the market value of the shares at the time they are delivered to you, which may not be precisely the same as the value used to convert fees into shares pursuant to the Program (since the conversion is based on a 10-trading day average of closing prices).

Note that the offer and sale of shares of Common Stock with respect to the Plan has been registered with the Securities and Exchange Commission.  However, each person who acquires shares of Common Stock with respect to the Program will nevertheless be subject to all applicable securities laws governing the subsequent sale or transfer of the shares (including, without limitation,  any restrictions imposed on directors as “affiliates” of the Company, Section 16 considerations, insider trading considerations, Rule 144 re-sale considerations) and all applicable Company insider trading policies.

I have read and understand this form.  I have received, read and understand the Plan document and the Program document.  I agree to be bound by the terms and conditions of the Plan and the Program.  If there is any inconsistency between this form and either the Plan document or the Program document, the Plan document or the Program document, as applicable, controls.

(Signature of Participant)	(Date)

ACKNOWLEDGEMENT OF DELIVERY OF ELECTION

On behalf of the Company, I hereby acknowledge that the above election was received on the date indicated below.

HEALTH CARE PROPERTY INVESTORS, INC.

By______________________________________

Date____________________________________